Exhibit 99.1
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FOR IMMEDIATE RELEASE
CONTACTS:
Jerry Parrott
Vice President, Corporate Communications
301-315-2777
Kate de Santis
Director, Investor Relations
301-251-6003
HUMAN GENOME SCIENCES ANNOUNCES FIRST QUARTER 2008
FINANCIAL RESULTS AND KEY DEVELOPMENTS
- LymphoStat-B® Phase 3 trial BLISS-52 completes enrollment ahead of previous fall 2008 projection -
- Albuferon® Phase 3 trial in genotypes 2 and 3 hepatitis C completes treatment phase -
- Rights to TRAIL receptor antibodies reacquired -
- GlaxoSmithKline announces plan to advance darapladib to Phase 3 development for the treatment of atherosclerosis -
ROCKVILLE, Maryland — May 5, 2008 — Human Genome Sciences, Inc. (Nasdaq: HGSI) today announced financial results and key developments for the quarter ended March 31, 2008.
“We have continued to make substantial progress toward the commercialization of our lead products since the beginning of 2008,” said H. Thomas Watkins, President and Chief Executive Officer, HGS. “In April, we completed the enrollment of BLISS-52, one of our two Phase 3 trials of LymphoStat-B. We now expect to have our first Phase 3 data for LymphoStat-B available by mid-2009. We have completed the treatment phase in ACHIEVE 2/3, one of our two Phase 3 trials of Albuferon, and are on track to have our first Phase 3 data available for Albuferon late this year. We are also investing strategically in our oncology program, a potential key driver of future growth beyond our late-stage products. In April, we reacquired rights to our TRAIL receptor antibodies and announced plans to begin our third randomized chemotherapy combination trial of HGS-ETR1. In addition, darapladib, a product in the GlaxoSmithKline clinical pipeline to which we have substantial financial rights, moved forward with GSK’s announcement of plans to advance darapladib to Phase 3 development for the treatment of atherosclerosis.”

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FINANCIAL RESULTS
HGS reported increased revenues for the quarter ended March 31, 2008 of $12.3 million, compared with revenues of $9.3 million for the same period in 2007. Revenues included $8.9 million recognized from the Albuferon agreement with Novartis, and $1.6 million in revenue recognized from the LymphoStat-B agreement with GlaxoSmithKline (GSK).
The Company reported a net loss for the quarter ended March 31, 2008 of $46.9 million ($0.35 per share), compared with a net loss for the first quarter of 2007 of $51.0 million ($0.38 per share).
Net cash burn for the three months ended March 31, 2008 totaled $36.1 million, net of $47.3 million received from Teva Pharmaceutical Industries Ltd., in partial payment for CoGenesys, Inc. stock previously owned by HGS.
As of March 31, 2008, cash and investments totaled $591.3 million, of which $519.0 million is unrestricted and available for operations. This compares with cash and investments totaling $603.8 million, of which $532.9 million was unrestricted and available for operations, as of December 31, 2007.
“Our cash position remains strong and our 2008 net cash burn is on track for $135-155 million as previously guided,” said Tim Barabe, Senior Vice President and Chief Financial Officer, HGS.
HIGHLIGHTS OF RECENT PROGRESS
LymphoStat-B®: Phase 3 Enrollment for BLISS-52 Completed; First Phase 3 Data Expected by Mid-2009
In April 2008, HGS announced the completion of enrollment and initial dosing in BLISS-52, one of two pivotal Phase 3 clinical trials of LymphoStat-B (belimumab) in patients with active systemic lupus erythematosus (SLE). Completion of enrollment for the other pivotal Phase 3 trial, BLISS-76, is expected by the end of summer 2008. HGS now expects to have the first Phase 3 data for LymphoStat-B available by mid-2009 and all Phase 3 data available in fall 2009. LymphoStat-B is being developed by HGS and GSK under a co-development and commercialization agreement entered into in August 2006.
Albuferon®: Treatment Phase of ACHIEVE 2/3 Completed; On Track with Timeline to Phase 3 Data and Filing of Marketing Applications
In April 2008, HGS completed the treatment phase of ACHIEVE 2/3, one of two Phase 3 trials of Albuferon (albinterferon alfa-2b) in combination with ribavirin in treatment-naive patients with chronic hepatitis C. The Company expects to complete the treatment phase of ACHIEVE 1 in July 2008. HGS is on track to have ACHIEVE 2/3 data available before the end of 2008, ACHIEVE 1 data by spring 2009 and the filing of global marketing authorizations by fall 2009. Albuferon is being developed by HGS and Novartis under an exclusive worldwide co-development and commercialization agreement entered into in June 2006.
Data were presented in April in Milan at the 43rd Annual Meeting of the European Association for the Study of the Liver, which showed that Albuferon’s pharmacodynamic characteristics and ability to maintain effective blood levels for a longer period of time than is seen with other long-

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acting interferons may make it an effective component of future combination treatment with novel antivirals for the treatment of chronic hepatitis C.
Oncology Portfolio Advances: Rights Reacquired to TRAIL Receptor Antibodies; Chemotherapy Combination Trial of HGS-ETR1 to Begin in Hepatocellular Cancer
In April, HGS reacquired rights to its TRAIL receptor antibodies HGS-ETR1 (mapatumumab) and HGS-ETR2 (lexatumumab) from GSK in return for a reduction in royalties due to HGS if Syncria® (albiglutide) is commercialized. The fees and milestone payments due to HGS under the original Syncria agreement, some of which have already been received, could amount to as much as $183 million and remain unchanged in the amended agreement.
The Company also announced plans to initiate its third randomized chemotherapy combination trial of HGS-ETR1 by mid-2008 in patients with hepatocellular cancer, which accounts for 80-90% of all liver cancers. Preclinical data that support the hepatocellular cancer study were presented at the American Association for Cancer Research annual meeting in April.
Darapladib Advanced by GSK to Phase 3 Development as a Potential Treatment for Atherosclerosis
In its first quarter financial results press release on April 23, 2008, GSK announced that it intends to advance darapladib to Phase 3 clinical trials as a potential treatment for atherosclerosis and will shortly start discussions with regulators regarding the structure of the darapladib Phase 3 program.
At the American College of Cardiology’s 57th Annual Scientific Session in March, GSK presented data from a randomized Phase 2 dose-ranging trial of darapladib in patients with coronary heart disease (CHD). The study showed that darapladib produced sustained, dose-dependent inhibition of plasma lipoprotein-associated phospholipase A2 (Lp-PLA2) activity in patients receiving intensive atorvastatin (cholesterol-lowering) therapy. Lp-PLA2 is an enzyme associated with the formation of atherosclerotic plaques and identified in clinical trials as an independent risk factor for CHD and ischemic stroke. Changes in biomarkers suggested a possible reduction in systemic inflammatory burden. In addition, GSK stated in February 2008 that the results of its randomized Phase 2/3 imaging trial of darapladib in coronary artery disease have been submitted to a major medical journal.
Darapladib, a small-molecule inhibitor of Lp-PLA2, was discovered by GSK based on HGS technology. HGS will receive a 10% royalty on worldwide sales of darapladib if it is commercialized, and also has a co-promotion option in North America and Europe under which it will pay 20% of commercialization costs in exchange for 20% of darapladib profits.
Syncria® Also Progressing Well
Syncria (albiglutide) is a novel long-acting form of GLP-1 (glucagon-like peptide 1) created by HGS using its proprietary albumin-fusion technology, and licensed to GSK in 2004. Syncria is generated from the genetic fusion of human albumin and GLP-1, a peptide hormone that acts throughout the body to help maintain normal blood-sugar levels and to control appetite. GSK is developing Syncria as a treatment for type 2 diabetes mellitus, and initiated a randomized Phase 2b dose-ranging clinical trial of Syncria in May 2007 in patients with type 2 diabetes. As a comparison, one group of patients is receiving Byetta (exenatide).

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HGS is entitled to fees and milestone payments, some of which have already been received, that could amount to as much as $183 million, in addition to single-digit royalties on worldwide sales if Syncria is commercialized. HGS believes it is possible that GSK will reach a decision in 2008 regarding whether to advance Syncria to Phase 3 development.
CONFERENCE CALL
HGS management will hold a conference call to discuss this announcement today at 5 PM Eastern time. Investors may listen to the call by dialing 888-684-1277 or 913-312-1467, passcode 5043586, five to 10 minutes before the start of the call. A replay of the conference call will be available within a few hours after the call ends. Investors may listen to the replay by dialing 888-203-1112 or 719-457-0820, confirmation code 5043586. Today’s conference call also will be webcast and can be accessed at www.hgsi.com. Investors interested in listening to the live webcast should log on before the conference call begins to download any software required. Both the audio replay and the archive of the conference call webcast will remain available for several days.
ABOUT HUMAN GENOME SCIENCES
The mission of HGS is to apply great science and great medicine to bring innovative drugs to patients with unmet medical needs.
The HGS clinical development pipeline includes novel drugs to treat hepatitis C, lupus, inhalation anthrax, cancer and other immune-mediated diseases. The Company’s primary focus is rapid progress toward the commercialization of its two key lead drugs, Albuferon® for hepatitis C and LymphoStat-B® (belimumab) for lupus. Phase 3 clinical trials of both drugs are ongoing.
ABthrax™ (raxibacumab) is in late-stage development for the treatment of inhalation anthrax, and the Company is on track to begin the delivery in fall 2008 of 20,000 doses of ABthrax to the Strategic National Stockpile under a contract entered into with the U.S. Government in June 2006. Other HGS drugs in clinical development include two TRAIL receptor antibodies for the treatment of cancer. HGS1029, a small-molecule antagonist of IAP (inhibitor of apoptosis) proteins, is expected to enter Phase 1 clinical trials for the treatment of cancer by mid-2008. In addition, HGS has substantial financial rights to three products in the GlaxoSmithKline clinical development pipeline.
For more information about HGS, please visit the Company’s web site at www.hgsi.com. Health professionals and patients interested in clinical trials of HGS products may inquire via e-mail to clinical_trials@hgsi.com or by calling HGS at (301) 610-5790, extension 3550.
HGS, Human Genome Sciences, ABthrax, Albuferon and LymphoStat-B are trademarks of Human Genome Sciences, Inc.
SAFE HARBOR STATEMENT
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’

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current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. In addition, the Company will continue to face risks related to animal and human testing, to the manufacture of ABthrax and to FDA concurrence that ABthrax meets the requirements of the ABthrax contract. If the Company is unable to meet the product requirements associated with the ABthrax contract, the U.S. government will not be required to reimburse the Company for the costs incurred or to purchase any ABthrax doses, and we will not receive any of the expected revenues relative to ABthrax. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.
(See selected financial data on following pages)

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HUMAN GENOME SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2008	2007
	(dollars in thousands, except share and
	per share amounts)
Revenue — R&D contracts	$12,275	$9,262

Costs and expenses:
Research and development (a)	72,554	47,179
General and administrative (b).	16,011	11,969

Total costs and expenses	88,565	59,148

Income (loss) from operations	(76,290)	(49,886)
Net investment income (expense)	(3,144)	(1,143)
Gain on sale of equity investment	32,518	—

Income (loss) before taxes	(46,916)	(51,029)
Provision for income taxes	—	—

Net income (loss)	$(46,916)	$(51,029)

Net income (loss) per share, basic and diluted	$(0.35)	$(0.38)

Weighted average shares outstanding, basic & diluted	135,284,778	134,031,371

(a)	Includes stock-based compensation expense of $2,501 ($0.02 per share) and $2,970 ($0.02 per share) for the three months ended March 31, 2008 and 2007, respectively.

(b)	Includes stock-based compensation expense of $1,962 ($0.02 per share) and $2,049 ($0.02 per share) for the three months ended March 31, 2008 and 2007, respectively.
CONSOLIDATED BALANCE SHEET DATA:

	As of	As of
	March 31, 2008	December 31, 2007
	(dollars in thousands)
Cash, cash equivalents and investments (c)	$591,265	$603,840
Total assets (c)	913,815	949,105
Total debt and lease financing	754,737	754,099
Total stockholders’ equity (deficit)	(48,532)	(11,902)

(c)	Includes $72,248 and $70,931 in restricted investments at March 31, 2008 and December 31, 2007, respectively.
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